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                                                                    EXHIBIT 3.03

                            BROADBASE SOFTWARE, INC.

                           CERTIFICATE OF DESIGNATION
                                       OF
                                 PREFERRED STOCK

                         Pursuant to Section 151 of the
                        Delaware General Corporation Law


        Broadbase Software, Inc., a Delaware corporation, (the "Corporation"), does hereby certify that, pursuant to the authority contained in Article IV of its Certificate of Incorporation, and in accordance with the provisions of
Section 151 of the Delaware General Corporation Law, the Corporation's Board of Directors has duly adopted the following resolution creating five separate series of Preferred Stock designated as Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

        RESOLVED, that the Corporation hereby designate and create five (5) separate series of the authorized Preferred Stock designated as Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock as follows:

        A. SERIES OF PREFERRED STOCK. Of the fifteen million one hundred fifty-four thousand and forty-six (15,154,046) shares of Preferred Stock, par value $0.001 per share, authorized to be issued by the Corporation, two million three hundred ninety-eighty thousand (2,398,000) shares are hereby designated as "Series A Preferred Stock," two million (2,000,000) shares are hereby designated as "Series B Preferred Stock," two million one hundred sixty-six thousand and sixty-five (2,166,065) shares are hereby designated as "Series C Preferred Stock", one million four hundred thousand (1,400,000) shares are hereby designated "Series D Preferred Stock" and two million one hundred eighty-nine thousand nine hundred eighty-one (2,189,981) shares are designated "Series E Preferred Stock." The rights, preferences, privileges and restrictions granted to and imposed upon the respective classes and series of the Corporation's capital stock are set forth below in Article B.

        B. RIGHTS, PREFERENCE AND RESTRICTIONS OF PREFERRED STOCK. The rights, preferences, restrictions and other matters relating to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are as follows:

        1. DEFINITIONS. For purposes of this Section B, the following definitions shall apply:

               1.1 "Board" shall mean the Board of Directors of the Company.

               1.2 "Corporation" shall mean this corporation.

               1.3 "Common Stock" shall mean the Common Stock, $0.001 par value, of the Corporation.



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                                                        Broadbase Software, Inc.
                                                      Certificate of Designation

               1.4 "Common Stock Dividend" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

               1.5 "Dividend Rate" shall mean $0.05-1/3 per share per annum for the Series A Preferred Stock, $0.215 per share per annum for the Series B Preferred Stock, $0.443 per share per annum for the Series C Preferred Stock, $0.58 per share per annum for the Series D Preferred Stock and $0.7306 per share per annum for the Series E Preferred Stock.

               1.6 "Original Issue Price" shall mean $0.66-2/3 per share for the Series A Preferred Stock, $2.683 per share for the Series B Preferred Stock, $5.54 per share for the Series C Preferred Stock, $7.25 per share for the Series D Preferred Stock and $9.1325 per share for the Series E Preferred Stock.

               1.7 "Permitted Repurchases" shall mean the repurchase by the Corporation of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Corporation or a subsidiary that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Corporation has the option to repurchase such shares: (i) at cost, upon the occurrence of certain events, such as the termination of employment or services; or (ii) at any price pursuant to the Corporation's exercise of a right of first refusal to repurchase such shares.

               1.8 "Preferred Stock" shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock.

               1.9 "Series A Preferred Stock" shall mean the Series A Preferred Stock, $0.001 par value, of the Corporation.

               1.10 "Series B Preferred Stock" shall mean the Series B Preferred Stock, $0.001 par value, of the Corporation.

               1.11 "Series C Preferred Stock" shall mean the Series C Preferred Stock, $0.001 par value, of the Corporation.

               1.12 "Series D Preferred Stock" shall mean the Series D Preferred Stock, $0.001 par value, of the Corporation.

               1.13 "Series E Preferred Stock" shall mean the Series E preferred Stock, $0.001 par value, of the Corporation.

               1.14 "Original Issue Date" shall mean the date on which the first share of Series E Preferred Stock is issued by the Corporation.

               1.15 "Series C Original Issue Date" shall mean the date on which the first share of Series C Preferred Stock was issued by the Corporation.


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                                                        Broadbase Software, Inc.
                                                      Certificate of Designation

               1.16 "Subsidiary" shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

        2. DIVIDEND RIGHTS.

               2.1 Preferred Stock. In each calendar year, the holders of the then outstanding Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, noncumulative dividends at the applicable annual Dividend Rate for the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, respectively, prior and in preference to the payment of any dividends on the Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid with respect to the Common Stock during any calendar year unless dividends in the total amount of the annual Dividend Rate for the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock shall have first been paid or declared and set apart for payment to the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, respectively, during that calendar year. Dividends on the Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Preferred Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on the Preferred Stock in the amount of the applicable annual Dividend Rate or in any other amount in any calendar year or any fiscal year of the Corporation, whether or not the earnings of the Corporation in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part. Payments of any dividends to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock shall be paid pro rata, on an equal priority, pari passu basis according to the respective Dividend Rates as set forth herein.

               2.2 Participation Rights. If, after dividends in the full preferential amount specified in this Section 2 for the Preferred Stock have been paid or declared and set apart in any calendar year of the Corporation, the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock and the Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Section 5.

               2.3 Non-Cash Dividends. Whenever a dividend provided for in this
Section 2 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

        3. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that


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                                                        Broadbase Software, Inc.
                                                      Certificate of Designation

may be legally distributed to the Corporation's stockholders (the "Available Funds and Assets") shall be distributed to stockholders in the following manner:

               3.1 Preferred Stock. The holders of each share of Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Original Issue Price of the applicable series of Preferred Stock plus all declared but unpaid dividends per share on that series of Preferred Stock. If upon any liquidation, dissolution or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock of their full preferential amount described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Preferred Stock, the holders of the then outstanding Series B Preferred Stock, the holders of the then outstanding Series C Preferred Stock, the holders of the then outstanding Series D Preferred Stock and the holders of the then outstanding Series E Preferred Stock, pro rata according to the aggregate preferential amount to which each holder is entitled.

               3.2 Remaining Assets. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock, pro rata according to the number of shares of Common Stock held by each holder thereof.

               3.3 Merger or Sale of Assets. A (i) consolidation or merger of the Corporation with or into any other corporation or corporations in which the holders of the Corporation's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation (or the parent corporation of such surviving corporation if the surviving corporation is wholly-owned by the parent) of such consolidation or merger; or (ii) sale of all or substantially all of the assets of the Corporation, shall each be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section 3.

               3.4 Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any securities to be distributed to stockholders in a liquidation, dissolution or winding up of the Corporation shall be valued as follows:

                      (a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:


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                                                        Broadbase Software, Inc.
                                                      Certificate of Designation

                           (i) if the securities are then traded on a national
securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution; and

                           (ii) if actively traded over-the-counter, then the
value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the distribution; and

                           (iii) if there is no active public market, then the
value shall be the fair market value thereof, as determined in good faith by the Board.

                      (b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

               3.5 Notice.

                      (a) The corporation shall give each holder of record of Preferred Stock written notice of any liquidation, dissolution or winding up of the Corporation or any other transaction described in Section 3.3 not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the corporation has given the first notice provided for herein or sooner than ten (10) days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened to no less than two (2) days upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                      (b) In the event the requirements of this Section 3 are not complied with, this corporation shall forthwith either:

                           (i) cause such closing to be postponed until such
time as the requirements of this Section 3 have been complied with; or

                           (ii) cancel such transaction, in which event the
rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in this Section 3.


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
                                                        Broadbase Software, Inc.
                                                      Certificate of Designation

        4. VOTING RIGHTS.

               4.1 Common Stock. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.

               4.2 Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 5 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

               4.3 General. Subject to the provisions of this Section 4, each holder of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

               4.4 Board of Directors Election and Removal.

                      (a) Election. Directors shall be elected in the following manner: (i) So long as there are at least 500,000 shares of the Series A Preferred Stock outstanding (subject to appropriate adjustment to reflect stock dividends, splits or combinations), the holders of the Series A Preferred Stock, voting as a separate series (with cumulative voting rights as among themselves in accordance with Section 214 of the Delaware General Corporation Law), shall be entitled to elect one (1) director of the Corporation; (ii) so long as there are at least 500,000 shares of the Series B Preferred Stock outstanding (subject to appropriate adjustment to reflect stock dividends, splits or combinations), the holders of the Series B Preferred Stock, voting as a separate series (with cumulative voting rights as among themselves in accordance with Section 214 of the Delaware General Corporation Law), shall be entitled to elect one (1) director of the Corporation; (iii) so long as there are at least 500,000 shares of Common Stock outstanding (subject to appropriate adjustment to reflect stock dividends, splits or combinations), the holders of the Common Stock, voting as a separate class (with cumulative voting rights as among themselves in accordance with Section 214 of the Delaware General Corporation Law), shall be entitled to elect one (1) director of the Corporation; and (vi) the holders of the Preferred Stock and the Common Stock, voting together as a single class (with cumulative voting rights as among themselves in accordance with Section 214 of the Delaware General Corporation Law), shall be entitled to elect any remaining directors of the Corporation, if the authorized number of directors is greater than the number to be elected pursuant to the foregoing.


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                                                        Broadbase Software, Inc.
                                                      Certificate of Designation

                      (b) Quorum; Required Vote.

                           (i) Quorum. At any meeting held for the purpose of
electing directors, the presence in person or by proxy of the holders of a majority of the shares of the Series A Preferred Stock, Series B Preferred Stock or Common Stock then outstanding, respectively, shall constitute a quorum of the Series A Preferred Stock, Series B Preferred Stock or Common Stock, as the case may be, for the election of directors to be elected solely by the holders of the Series A Preferred Stock, Series B Preferred Stock or Common Stock, respectively. The holders of Preferred Stock and Common Stock representing a majority of the voting power of all the then-outstanding shares of Preferred Stock and Common Stock shall constitute a quorum for the election of any directors to be elected jointly by the holders of the Preferred Stock and the Common Stock.

                           (ii) Required Vote. With respect to the election of
any director or directors by the holders of the outstanding shares of a specified series of stock given the right to elect such director or directors pursuant to subsection 4.4(a) above ("Specified Stock"), that candidate or those candidates (as applicable) shall be elected who either: (i) in the case of any such vote conducted at a meeting of the holders of such Specified Stock, receive the highest number of affirmative votes of the outstanding shares of such Specified Stock, up to the number of directors to be elected by such Specified Stock; or (ii) in the case of any such vote taken by written consent without a meeting, are elected by the written consent of the holders of a majority of the outstanding shares of such Specified Stock.

                      (c) Vacancy. If there shall be any vacancy in the office of a director elected by the holders of any Specified Stock pursuant to subsection 4.4(a), then a successor to hold office for the unexpired term of such director may be elected by either: (i) the remaining director or directors (if any) in office that were so elected by the holders of such Specified Stock, by the affirmative vote of a majority of such directors (or by the sole remaining director elected by the holders of such Specified Stock if there be but one), or (ii) the required vote of holders of the shares of such Specified Stock specified in subsection 4.4(b)(ii) above that are entitled to elect such director under subsection 4.4(a).

                      (d) Removal. Any director who shall have been elected to the Board by the holders of any Specified Stock pursuant to subsection 4.4(a) or by any director or directors elected by holders of any Specified Stock as provided in subsection 4.4(c), may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of shares representing a majority of the voting power of all the outstanding shares of such Specified Stock entitled to vote, given either at a meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders without a meeting, and any vacancy created by such removal may be filled only in the manner provided in subsection 4.4(c).

                      (e) Procedures. Any meeting of the holders of any Specified Stock, and any action taken by the holders of any Specified Stock by written consent without a meeting, in order to elect or remove a director under this subsection 4.4, shall be held in accordance with the procedures and provisions of the Corporation's Bylaws, the Delaware General Corporation


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                                                        Broadbase Software, Inc.
                                                      Certificate of Designation

Law and applicable law regarding stockholder meetings and stockholder actions by written consent, as such are then in effect (including but not limited to procedures and provisions for determining the record date for shares entitled to vote).

                      (f) Termination. Notwithstanding anything in this subsection 4.4 to the contrary, the provisions of this subsection 4.4 shall cease to be of any further force or effect upon the first date that either there is: (i) a merger or consolidation of the Corporation with or into any other corporation or corporations if such consolidation or merger is approved by the stockholders of the Corporation in compliance with applicable law and the Certificate of Incorporation and Bylaws of the Corporation; (ii) a sale of all or substantially all of the Corporation's assets; or (iii) immediately prior to the closing of an IPO (as defined in Section 5.2(a)). Further, to the extent that (i) the number of outstanding shares of Series A Preferred Stock is reduced to less than 500,000 shares (subject to appropriate adjustment to reflect stock dividends, splits or combinations), the provisions of Section 4.4(a)(i) shall terminate and cease to be of any further force or effect; (ii) the number of outstanding shares of Series B Preferred Stock is reduced to less than 500,000 shares (subject to appropriate adjustment to reflect stock dividends, splits or combinations), the provisions of Section 4.4(a)(ii) shall terminate and cease to be of any further force or effect; and (iii) the number of outstanding shares of Common Stock is reduced to less than 500,000 shares (subject to appropriate adjustment to reflect stock dividends, splits or combinations), the provisions of Section 4.4(a)(iii) shall terminate and cease to be of any further force or effect.

        5. CONVERSION RIGHTS. The outstanding shares of Preferred Stock shall be convertible into Common Stock as follows:

               5.1 Optional Conversion.

                      (a) At the option of the holder thereof, each share of Preferred Stock shall be convertible, at any time or from time to time prior to the close of business on the business day before any date fixed for redemption of such share, into fully paid and nonassessable shares of Common Stock as provided herein.

                      (b) Each holder of Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.


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
               5.2 Automatic Conversion.

                      (a) (i) Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the aggregate public offering price (before deduction of underwriters' discounts and commissions) equals or exceeds $10,000,000 and the public offering price per share of which equals or exceeds $11.08 per share before deduction of underwriters' discounts and commissions (such price per share of Common Stock to be appropriately adjusted to reflect Common Stock Events (as defined in subsection 5.4)) (the "IPO").

                           (ii) Each share of Preferred Stock (other than the
Series E Preferred Stock) shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein upon the Corporation's receipt of the written consent of the holders of not less than two-thirds (2/3) of the then outstanding shares of Preferred Stock (other than the Series E Preferred Stock) to the conversion of all then outstanding Preferred Stock (other than the Series E Preferred Stock) under this Section 5.

                           (iii) Each share of Series E Preferred Stock shall
automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein upon the Corporation's receipt of the written consent of the holders of not less than a majority of the then outstanding shares of Series E Preferred Stock to the conversion of all then outstanding Series E Preferred Stock under this Section 5.

                      (b) Upon the occurrence of any event specified in subparagraph 5.2(a)(i), (ii), or (iii) above, the outstanding shares of the applicable series of Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of the applicable series of Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the applicable series of Preferred Stock, the holders of such Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the applicable series of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.


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
                                                        Broadbase Software, Inc.
                                                      Certificate of Designation

               5.3 Conversion Price. Each share of Preferred Stock shall be convertible in accordance with subsection 5.1 or subsection 5.2 above into the number of shares of Common Stock which results from dividing the Original Issue Price for such series of Preferred Stock by the conversion price for such series of Preferred Stock that is in effect at the time of conversion (the "Conversion Price"). The initial Conversion Price for the Series A Preferred Stock shall be the Original Issue Price for the Series A Preferred Stock. The initial Conversion Price for the Series B Preferred Stock shall be the Original Issue Price for the Series B Preferred Stock. The initial Conversion Price for the Series C Preferred Stock shall be the Original Issue Price for the Series C Preferred Stock. The initial Conversion Price for the Series D Preferred Stock shall be the Original Issue Price for the Series D Preferred Stock. The initial Conversion Price for the Series E Preferred Stock shall be the Original Issue Price for the Series E Preferred Stock. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as provided below.

               5.4 Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined) after the effective date of this amendment, the Conversion Price of each series of Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such series of Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such series of Preferred Stock. The Conversion Price for each series of Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term "Common Stock Event" shall mean (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

               5.5 Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation other than shares of Common Stock, then in each such event provision shall be made so that the holders of each series of Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.


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
                                                        Broadbase Software, Inc.
                                                      Certificate of Designation

               5.6 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of any series of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend provided for elsewhere in this Section
5), then in any such event each holder of such series of Preferred Stock shall have the right thereafter to convert such Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

               5.7 Sale of Shares Below Conversion Price.

                      (a) Adjustment Formula. If at any time or from time to time after the Original Issue Date the Corporation issues or sells, or is deemed by the provisions of this subsection 5.7 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in subsection 5.4, a dividend or distribution as provided in subsection 5.5 or a recapitalization, reclassification or other change as provided in subsection 5.6, for an Effective Price (as hereinafter defined) that is less than the Conversion Price for a series of Preferred Stock in effect immediately prior to such issue or sale, then:

                           (x) in the event that such issuance or sale (a
"Triggering Issuance") occurs after the Corporation has in one or more transactions issued or sold (together, the "Minimum Issuances"), following the Series C Original Issue Date, a number of such Additional Shares of Common Stock, for an Effective Price of less than the Conversion Price of the Series C Preferred Stock in effect immediately prior to the applicable Minimum Issuance, for an Aggregate Consideration Received (as hereinafter defined) for all such Minimum Issuances in excess of an aggregate of $300,000, then (A) if the Effective Price of such Triggering Issuance is greater than $3.47 per share (subject to appropriate adjustment to reflect stock dividends, splits or combinations), the Conversion Price of the Series C Preferred Stock shall be reduced, as of the close of business on the date of such Triggering Issuance, to the Effective Price of such Triggering Issuance or (B) if such Effective Price is less than $3.47 per share (subject to appropriate adjustment to reflect stock dividends, splits or combinations), the Conversion Price of the Series C Preferred Stock shall be reduced, as of the close of business on the date of such Triggering Issuance, to $3.47 and shall then be subject to adjustment pursuant to subdivision 5.7(a)(z) hereof. After the Conversion Price of the Series C Preferred Stock has been reduced pursuant to this Section 5.7(a)(x) to $3.47 (subject to appropriate adjustment to reflect stock dividends, splits or combinations), this Section 5.7(a)(x) shall no longer apply and Section 5.7(a)(z) shall instead apply. Notwithstanding the foregoing, this subdivision 5.7(a)(x) shall no longer apply, and thereafter subdivision 5.7(a)(z) shall apply, in the event of the earlier of (A) three years after the Series C Original Issue Date or (B) the date the Corporation receives proceeds from one or more financings that are equal to or in excess of an aggregate of $8 million

                                                        Broadbase Software, Inc.
                                                      Certificate of Designation

and which value the Corporation immediately prior to each such financing at an amount which is equal to or in excess of $80 million (calculated by multiplying the price per share paid in such financing by the sum, immediately prior to such financing, of the total number of Common Stock Equivalents and any shares of Common Stock reserved for future issuance to employees, officers or directors of, or contractors, consultants or advisers to, the Corporation or any Subsidiary pursuant to options or rights not yet granted under stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board).

                           (y) in the event that such issuance or sale (a
"Series E Triggering Issuance") occurs after the Corporation has in one or more transactions issued or sold (together, the "Series E Minimum Issuances"), following the Original Issue Date, a number of such Additional Shares of Common Stock, for an Effective Price of less than the Conversion Price of the Series E Preferred Stock in effect immediately prior to the applicable Series E Minimum Issuance, for an Aggregate Consideration Received (as hereinafter defined) for all such Series E Minimum Issuances in excess of an aggregate of $300,000, then
(A) if the Effective Price of such Series E Triggering Issuance is greater than $3.47 per share (subject to appropriate adjustment to reflect stock dividends, splits or combinations), the Conversion Price of the Series E Preferred Stock shall be reduced, as of the close of business on the date of such Series E Triggering Issuance, to the Effective Price of such Series E Triggering Issuance or (B) if such Effective Price is less than $3.47 per share (subject to appropriate adjustment to reflect stock dividends, splits or combinations), the Conversion Price of the Series E Preferred Stock shall be reduced, as of the close of business on the date of such Triggering Issuance, to $3.47 and shall then be subject to adjustment pursuant to subdivision 5.7(a)(z) hereof. After the Conversion Price of the Series E Preferred Stock has been reduced pursuant to this Section 5.7(a)(y) to $3.47 (subject to appropriate adjustment to reflect stock dividends, splits or combinations), this Section 5.7(a)(y) shall no longer apply and Section 5.7(a)(z) shall instead apply. Notwithstanding the foregoing, this subdivision 5.7(a)(y) shall no longer apply, and thereafter subdivision 5.7(a)(z) shall apply, in the event of the earlier of (A) three years after the Series C Original Issue Date, or (B) the date the Corporation receives proceeds from one or more financings that are equal to or in excess of an aggregate of $8 million and which value the Corporation immediately prior to each such financing at an amount which is equal to or in excess of $80 million (calculated by multiplying the price per share paid in such financing by the sum, immediately prior to such financing, of the total number of Common Stock Equivalents and any shares of Common Stock reserved for future issuance to employees, officers or directors of, or contractors, consultants or advisers to, the Corporation or any Subsidiary pursuant to options or rights not yet granted under stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board), or (C) the date the Corporation receives proceeds from the sale, in one or more financings (whether on the Original Issue Date or thereafter) of at least 875,993 shares of Series E Preferred Stock at a price per share equal to the Series E Preferred Stock Original Issue Price.

                           (z) in each and every other case not covered by
subdivisions 5.7(a)(x) and (y), the Conversion Price for such series of Preferred Stock shall be reduced, as of

                                                        Broadbase Software, Inc.
                                                      Certificate of Designation

the close of business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:

                (i) The numerator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the quotient obtained by dividing the Aggregate Consideration Received (as hereinafter defined) by the Corporation for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue or sale; and

                (ii) The denominator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

                      (b) Certain Definitions. For the purpose of making any adjustment required under this subsection 5.7:

                           (i) "Additional Shares of Common Stock" shall mean
all shares of Common Stock issued by the Corporation, whether or not subsequently reacquired or retired by the Corporation, other than: (A) shares of Common Stock issued or issuable upon conversion of Preferred Stock; and (B) shares of Common Stock (or options, warrants or rights therefor) issued to employees, officers or directors of, or contractors, consultants or advisers to, the Corporation or any Subsidiary pursuant to stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board; and (C) up to 36,764 shares of Preferred Stock (or warrants therefor) issued by the Corporation to lenders in connection with loan financing transactions and any other shares of Preferred Stock or Common Stock (or warrants therefor) that are unanimously approved by the Board for issuance to lenders or equipment lessors;

                           (ii) The "Aggregate Consideration Received" by the
Corporation for any issue or sale (or deemed issue or sale) of securities shall
(A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options;

                                                        Broadbase Software, Inc.
                                                      Certificate of Designation

                           (iii) "Common Stock Equivalents Outstanding" shall
mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock of the Corporation that are outstanding at the time in question, plus (B) all shares of Common Stock of the Corporation issuable upon conversion of all shares of Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (C) all shares of Common Stock of the Corporation that are issuable upon the exercise of Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into Common Stock of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities into or for Common Stock;

                           (iv) "Convertible Securities" shall mean stock or
other securities convertible into or exchangeable for shares of Common Stock or for shares of Preferred Stock that are convertible into shares of Common Stock;

                           (v) The "Effective Price" of Additional Shares of
Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Corporation under this subsection 5.7, into the Aggregate Consideration Received, or deemed to have been received, by the Corporation under this subsection 5.7, for the issue of such Additional Shares of Common Stock; and

                           (vi) "Rights or Options" shall mean warrants, options
or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

                      (c) Deemed Issuances. For the purpose of making any adjustment to the Conversion Price of the Preferred Stock required under this subsection 5.7, if the Corporation issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect for a series of Preferred Stock, then the Corporation shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

                           (i) if the minimum amounts of such consideration
cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Corporation

                                                        Broadbase Software, Inc.
                                                      Certificate of Designation

shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

                           (ii) if the minimum amount of consideration payable
to the Corporation upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

                           (iii) if the minimum amount of consideration payable
to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock or Preferred Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

        5.8 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for a series of Preferred Stock, the Corporation, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder's address as shown in the Corporation's books.

        5.9 Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of

                                                        Broadbase Software, Inc.
                                                      Certificate of Designation

such fraction multiplied by the Common Stock's fair market value as determined in good faith by the Board as of the date of conversion.

               5.10 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               5.11 Notices. Any notice required by the provisions of this
Section 5 to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

               5.12 No Impairment. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

        6. RESTRICTIONS AND LIMITATIONS.

               6.1 Class Protective Provisions. So long as 500,000 shares of Preferred Stock (subject to appropriate adjustment to reflect stock dividends, splits or combinations) remain outstanding, the Corporation shall not, without the approval, by vote or written consent, of the holders of 70% of the Preferred Stock then outstanding (66-2/3% of the Preferred Stock with respect to subsection 6.1(7)), voting as a single class:

                      (1) amend its Certificate of Incorporation in any manner that would alter, change or adversely affect any of the rights, preferences, privileges or restrictions of any series of Preferred Stock;

                      (2) reclassify any outstanding shares of securities of the Corporation into shares having rights, preferences or privileges senior to or on a parity with any series of Preferred Stock;

                      (3) authorize any other series or class of stock having rights or preferences senior to or on a parity with any series of Preferred Stock;

                      (4) increase or decrease (other than by conversion) the total number of authorized shares of Preferred Stock;

                                                        Broadbase Software, Inc.
                                                      Certificate of Designation

                      (5) merge or consolidate with or into any corporation if such merger or consolidation would result in the stockholders of the Corporation immediately prior to such merger or consolidation holding less than a majority of the voting power of the stock of the surviving corporation immediately after such merger or consolidation;

                      (6) sell all or substantially all the Corporation's assets in a single transaction or series of related transactions;

                      (7) liquidate or dissolve;

                      (8) declare or pay any dividends (other than dividends payable solely in shares of its own Common Stock) on or declare or make any other distribution (other than Permitted Repurchases), directly or indirectly, on account of any shares of Common Stock now or hereafter outstanding; or

                      (9) amend the Corporation's bylaws to change the authorized range of the number of members of its Board.

               6.2 Additional Series C Protective Provisions. For so long as at least 850,000 shares of Series C Preferred Stock (subject to appropriate adjustment to reflect stock dividends, splits or combinations) remain outstanding, the Corporation shall not, without the approval, by vote or written consent, of the holders of at least 60% of the Series C Preferred Stock, take the actions set forth in Section 6.1 above in a way that adversely affects the Series C Preferred Stock in a different manner than other shares of Preferred Stock (excluding those differences which currently exist in or are contemplated by this Restated Certificate of Incorporation).

               6.3 Additional Series E Protective Provisions. For so long as at least 514,645 shares of Series E Preferred Stock (subject to appropriate adjustment to reflect stock dividends, splits or combinations) remain outstanding, the Corporation shall not, without the approval, by vote or written consent, of the holders of at least 60% of the Series E Preferred Stock, take the actions set forth in Section 6.1 above in a way that adversely affects the Series E Preferred Stock in a different manner than other shares of Preferred Stock (excluding those differences which currently exist in or are contemplated by this Restated Certificate of Incorporation).

        7. MISCELLANEOUS

               7.1 No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

               7.2 Consent to Certain Transactions. Each holder of shares of Preferred Stock shall, by virtue of its acceptance of a stock certificate evidencing Preferred Stock, be deemed to have consented, for purposes of Sections 502, 503 and 506 of the California Corporations Code, to all Permitted Repurchases.

                                                        Broadbase Software, Inc.
                                                      Certificate of Designation

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed and attested by its duly authorized officer this ____ day of August, 1999.



                                   -------------------------------------------
                                   Chuck Bay, Chief Financial Officer,
                                   General Counsel, Executive Vice President of Business Development and Corporate Secretary



        I declare under penalty of perjury under the laws of the State of California, the State of Delaware and the United States of America that the foregoing is true and correct and that this declaration was executed on August __, 1999 at Palo Alto, California.



                                        By:
                                           -----------------------------------
                                           Chuck Bay